(e)(1)(i)

December 5, 2016

Michael J. Roland

Executive Vice President

Voya Investments Distributor, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Underwriting Agreement (the “Agreement”), dated November 18, 2014, between Voya Equity Trust (“VET”) and Voya Investments Distributor, LLC (the “Underwriter”), we hereby notify you of our intention to retain you as Underwriter to render underwriting services to Voya SMID Cap Growth Fund and Voya U.S. High Dividend Low Volatility Fund (together, the “Funds”), each a newly established series of VET, effective on December 5, 2016, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Funds to Schedule A of the Agreement. The Amended Schedule A is attached hereto.

Please signify your acceptance to act as Underwriter under the Agreement with respect to the aforementioned Funds by signing below where indicated.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Equity Trust

ACCEPTED AND AGREED TO:
Voya Investments Distributor, LLC

By:	/s/ Michael J. Roland
Name:	Michael J. Roland
Title:	Executive Vice President, Duly Authorized

INVESTMENT MANAGEMENT voyainvestments.com

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

VOYA EQUITY TRUST

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

 Voya Large Cap Value Fund

 Voya MidCap Opportunities Fund

 Voya Multi-Manager Mid Cap Value Fund

 Voya Real Estate Fund

 Voya SmallCap Opportunities Fund

 Voya SMID Cap Growth Fund

 Voya U.S. High Dividend Low Volatility Fund